                                                                     Exhibit 2.2

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger (the "First Amendment") is made and entered into as of February 5, 2004, by and among KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation ("Keryx"), AXO Acquisition Corp., a Delaware corporation ("Mergersub"), and ACCESS ONCOLOGY, INC., a Delaware corporation ("ACCESS").

                                    Preamble
                                    --------

     WHEREAS, as of January 7, 2004, Keryx, ACCESS and Mergersub entered into an Agreement and Plan of Merger (the "Merger Agreement"), a copy of which is attached hereto as "Exhibit A;"

     WHEREAS, the Merger Agreement provides for the acquisition of ACCESS by Keryx pursuant to the merger of Mergersub with and into ACCESS, with ACCESS surviving as a wholly owned subsidiary of Keryx;

     WHEREAS, in order, among other things, to secure the approval of the ACCESS stockholders to the Merger Agreement, each of Keryx, ACCESS, and Mergersub desire to amend the terms of the Merger Agreement as set forth more fully herein;

                                    Agreement
                                    ---------

     NOW, THEREFORE, in consideration of the above and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknolwdged, Keryx, ACCESS and Mergersub hereby agree as follows:

     1.1 Except as amended hereby, the Merger Agreement shall remain in full force and effect. Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

     1.2 The first full paragraph of the Preamble to the Merger Agreement shall be deleted and replaced in its entirety with the following:

          The respective Boards of Directors of ACCESS, Mergersub and Keryx (in the case of Keryx, acting on the recommendation of a special committee appointed by the Board of Directors of Keryx (the "Keryx Special Committee")) are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of ACCESS by Keryx pursuant to the merger of Mergersub with and into ACCESS. At the effective time of such Merger, the outstanding shares of preferred stock of ACCESS shall be converted into shares of the common stock of Keryx having a value equal to the liquidation preferences of such shares of preferred stock and the outstanding shares of common stock of ACCESS and outstanding warrants to purchase capital stock of ACCESS shall be converted into the right to receive shares of the common stock of Keryx, or cash in lieu thereof, upon the satisfaction of certain milestones following the closing of the transaction. As a result, preferred stockholders of ACCESS shall become, and common stockholders of ACCESS shall have the potential to become, stockholders of Keryx and ACCESS shall continue to conduct its business and operations as a wholly-owned subsidiary of Keryx. The transactions described in this Agreement are subject to (a) the approval of the holders of ACCESS Stock representing a majority of the voting power of all of the outstanding ACCESS Stock, voting together as a single class (the "ACCESS Stockholder Approval"), and (b) the satisfaction of certain other conditions described in this Agreement. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     1.3  Section 11.1(a) of the Merger Agreement shall be amended as follows:

     (a) the definition of "ACCESS Outstanding Shares" shall be stricken and replaced in its entirety with the following:

          "ACCESS Outstanding Shares" means the number of shares of ACCESS Common Stock issued and outstanding as of the Effective Time plus (i) any Common Warrant Shares, (ii) any shares of ACCESS Common Stock issued upon the exercise of ACCESS Options within 20 calendar days of the date notice of the Merger is mailed to the former ACCESS stockholders, and (iii) the number of shares of ACCESS Common Stock that would have been issuable immediately prior to the Effective Time upon the conversion of Series A Preferred Stock or Series B Preferred Stock for which the holders elect to receive Common Merger Consideration in accordance with the procedures set forth in Section 4.1.

     (b) the definition of "Common Merger Consideration" shall be stricken and replaced in its entirety with the following:

          "Common Merger Consideration" means the Merger Consideration, to be distributed pro-rata to the holders of Participating Common Stock less any amount distributed as Preferred Merger Consideration under the terms of this Agreement.

     (c) the definition of "Distribution" shall be stricken and replaced in its entirety with the following:

          "Distribution" means a distribution of Preferred Merger Consideration or Common Merger Consideration upon the Closing, the occurrence of any Triggering Event, or as a result of the Unexercised Warrant Share Distribution.

     (d) the definition of "Merger Consideration" shall be stricken and replaced in its entirety with the following:

          "Merger Consideration" means the right to receive shares of Keryx Common Stock (or, in the case of Common Merger Consideration only, cash in lieu thereof as set forth in Section 3.1(f)):

                    (a) pursuant to the provisions of Section 3.1(b) and Section 3.1(c);

                    (b) in the following amounts upon the achievement of the following Milestones:

                              (i) 500,000 shares of Keryx Common Stock upon the
                    achievement of the First Milestone;

                              (ii) 750,000 shares of Keryx Common Stock upon the
                    achievement of the Second Milestone;

                              (iii) 1,750,000 shares of Keryx Common Stock upon
                    the achievement of the Third Milestone;

                              (iv) 500,000 shares of Keryx Common Stock upon the
                    achievement of the Fourth Milestone; and

                              (v) 500,000 shares of Keryx Common Stock upon the
                    achievement of the Fifth Milestone.

                    (c) Upon the occurrence of any Triggering Event, pursuant to the terms of this Agreement;

          provided that in no instance shall Keryx be required to have to issue Merger Consideration in excess of 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) pursuant to this Agreement. To the extent Merger Consideration is paid pursuant to Section 3.1(b) or
          Section 3.1(c), the number of shares payable upon achievement of each Milestone will be unaffected until payment thereof would cause the total Merger Consideration to exceed 4,000,000 shares of Keryx Common Stock.

     (e) the definition of "Participating Common Stock" shall be stricken and replaced in its entirety with the following:

          "Participating Common Stock" means all shares of ACCESS Common Stock issued and outstanding as of the Effective Time plus (i) any Common Warrant Shares, (ii) any shares of ACCESS Common Stock issued upon the exercise of ACCESS Options within 20 calendar days of the date notice of the Merger is mailed to the former ACCESS stockholders, and (iii) a number of shares of ACCESS Common Stock that would have been issuable immediately prior to the Effective Time to any holder of Series A Preferred Stock or Series B Preferred Stock that elects to receive Common Merger Consideration in accordance with the procedures set forth in Section 4.1, but excluding (x) any shares of ACCESS Stock held by stockholders who perfect (and do not withdraw or lose) their statutory dissenters' rights as provided in Section 3.5, and (y) any shares of ACCESS Common Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time.

     (f) the definition of "Participating Series A Preferred Stock" shall be stricken and replaced in its entirety with the following:

          "Participating Series A Preferred Stock" means all shares of Series A Preferred Stock issued and outstanding as of the Effective Time, but excluding (i) any shares of Series A Preferred Stock held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.5, (ii) any shares of Series A Preferred Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time, and (iii) any shares of Series A Preferred Stock for which the holders elect to receive Common Merger Consideration in accordance with the procedures set forth in Section 4.1.

     (g) the definition of "Participating Series B Preferred Stock" shall be stricken and replaced in its entirety with the following:

          "Participating Series B Preferred Stock" means all shares of Series B Preferred Stock issued and outstanding as of the Effective Time, but excluding (i) any shares of Series B Preferred Stock held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.5, (ii) any shares of Series B Preferred Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time, and (iii) any shares of Series B Preferred Stock for which the holders elect to receive Common Merger Consideration in accordance with the procedures set forth in Section 4.1.

     (h) the definition of "Preferred Merger Consideration" shall be stricken and replaced in its entirety with the following:

          "Preferred Merger Consideration" means a number of shares of Keryx Common Stock equal to the quotient of the Preferred Amount divided by the volume-adjusted weighted average closing price per share of Keryx Common Stock measured over the last seven trading days immediately preceding the Closing, to be issued to the holders of Participating Series A Preferred Stock and Participating Series B Preferred Stock in accordance with their respective liquidation preferences of $1.50 per share and $2.00 per share.

     (i) the definition of "Registrable Securities" shall be stricken and replaced in its entirety with the following:

          "Registrable Securities" means (i) the shares of Keryx Common Stock issued as Preferred Merger Consideration, and (ii) with respect to each other Distribution, all shares of Keryx Common Stock issued to the stockholders of ACCESS as Common Merger Consideration in such Distribution, together with any shares of Keryx Common Stock issued pursuant to Section 3.2(d) prior to or as part of the relevant Distribution, provided that the Keryx Stockholder Approval has been obtained.

     1.4 Section 2.1 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          2.1  Charter

               The certificate of incorporation of ACCESS, which will be the certificate of incorporation of the Surviving Corporation, shall be amended and restated to conform to the certificate of incorporation of Mergersub until duly amended or repealed; provided, however, that the name of the Surviving Corporation shall remain "ACCESS Oncology, Inc."

     1.5 Sections 3.1(d), (e) and (f) of the Merger Agreement shall be deleted and replaced in their entirety with the following:

               (d) Each share of Participating Common Stock shall cease to be outstanding and shall be converted into the right to receive from Keryx a portion of the Common Merger Consideration in an amount equal to the product of (i) the Common Merger Consideration times (ii) a fraction, the numerator of which shall be 1, and the denominator of which shall be the ACCESS Outstanding Shares.

               (e) Upon the achievement of each Milestone, the Common Merger Consideration shall become due and payable to the holders of Participating Common Stock in accordance with Sections 3.1(d); provided, however, that the Common Merger Consideration, or a portion thereof, shall become immediately due and payable upon:

               (i) the occurrence of a Qualifying Extraordinary Transaction, in accordance with Section 3.1(i),

               (ii) the occurrence of a Divesting Transaction, in accordance with Section 3.1(j),

               (iii) the occurrence of an initial public offering of ACCESS, in accordance with Section 3.1(k),

               (iv) the occurrence of a strategic alliance, corporate partnership, disposition, or Spin Off involving any of the ACCESS Products, in accordance with Section 3.1(l).

          Each Milestone and each of the events set forth in Sections 3.1(e)(i)-(iv) are referred to herein as a "Triggering Event."

               (f) No shares of Keryx Common Stock shall be issued as Common Merger Consideration until and unless such issuance is approved by the affirmative vote of the stockholders of a majority of the shares of Keryx Common Stock issued and outstanding and entitled to vote at the next annual meeting to be held by Keryx (the "Keryx Annual Meeting") following the Effective Time, as further described in Section 8.2 (the "Keryx Stockholder Approval"). If, for any reason, the Keryx Stockholder Approval is not obtained at the Keryx Annual Meeting, or any subsequent annual meeting of stockholders prior to the first payment of any Common Merger Consideration, each share of ACCESS Common Stock shall instead be converted into the right to receive cash having a value (as calculated in Section 3.1(g) below) equal to the Keryx Common Stock otherwise due and owing pursuant to this Agreement, such cash to be delivered in accordance with the terms of this Agreement.

     1.6 Sections 3.1(i), (j), (k), (l) and (m) of the Merger Agreement shall be deleted and replaced in their entirety with the following:

                    (i) In the event of a Qualifying Extraordinary Transaction at or after the Effective Time, all of the Common Merger Consideration that has not previously been distributed shall become immediately due and payable to the holders of Participating Common Stock.

                    (j) In the event of a Divesting Transaction at or after the
               Effective Time, the Common Merger Consideration shall become immediately due and payable to the holders of Participating Common Stock, in an amount of shares of Keryx Common Stock equal to the quotient of (i) 50% of the Aggregate Consideration, divided by (ii) the value of one share of Keryx Common Stock calculated pursuant to Section 3.1(g); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx pursuant to this Agreement and shall constitute the satisfaction of any and all further obligations of Keryx for the payment of Merger Consideration pursuant to this Agreement.

                    (k) In the event of an initial public offering of ACCESS, or such Keryx Entity as shall own all or substantially all of any of the ACCESS Products, after the Effective Time, the Common Merger Consideration shall become immediately due and payable to the holders of Participating Common Stock, in an amount of shares of Keryx Common Stock equal to the quotient of (i) 50% of the aggregate value of the ACCESS Stock held by any Keryx Entity immediately after such initial public offering (as calculated below), divided by (ii) the value of one share of Keryx Common Stock (as calculated pursuant to Section 3.1(g)); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx pursuant to this Agreement. Subsequent Common Merger Consideration may be distributed with respect to ACCESS Product(s) involved in the public offering based on subsequent development of such ACCESS Product(s). For purposes of determining the value of ACCESS Stock for purposes of this Section 3.1(k), each share of ACCESS Stock shall be assigned a value equal to the average closing price for a share of ACCESS Stock as quoted on the Nasdaq Stock Market (or, if the ACCESS Stock is not traded on the Nasdaq Stock Market, by either (i) the average closing price per share as reported by the exchange on which the ACCESS Stock is principally traded, or (ii) if not traded on any exchange, the average mean between the bid and offered prices for the ACCESS Stock as quoted in the over-the-counter market) on the five consecutive trading days following the first trading day on which the ACCESS Stock is so traded following the effective time of the initial public offering.

                    (l) (i) In the event of a strategic alliance, corporate
               partnership or disposition involving any (but not all) of the

               ACCESS Products that includes an up front payment to any Keryx Entity (including any ACCESS Entity), or a purchase of an equity interest in any Keryx Entity (including any ACCESS Entity), in either case equal to or in excess of $20 million in value, then Common Merger Consideration of 1,000,000 shares of Keryx Common Stock that has not previously been distributed shall become distributable to the holders of Participating Common Stock irrespective of the subsequent achievement or failure to achieve any Milestone. Subsequent Common Merger Consideration may be distributed with respect to ACCESS Product(s) involved in the strategic alliance, corporate partnership or other disposition based on subsequent development of such ACCESS Product(s) by any Keryx Entity, ACCESS Entity, corporate or strategic partner or purchaser of such ACCESS Product.

                        (ii) If a Spin Off is consummated at or after the
               Effective Time, the Common Merger Consideration shall become immediately due and payable to the holders of Participating Common Stock, in an amount of shares of Keryx Common Stock equal to 50% of (i) the market capitalization of the entity the securities of which are distributed in the Spin Off (the "Distributed Entity") (i.e., the total number of outstanding securities of the Distributed Entity, whether or not included in the public float, multiplied by the value per security determined as set forth below) divided by (ii) the value of one share of Keryx Common Stock (as calculated in Section 3.1(g)); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx pursuant to this Agreement. Following a Spin Off, no Common Merger Consideration will be payable based on the development of the ACCESS Product(s) involved in the Spin Off, but the Common Merger Consideration payable with respect to other ACCESS Products will be unaffected. For purposes of determining the market capitalization of the Distributed Entity, the distributed securities of the Distributed Entity shall be assigned a value based on their average closing price as quoted on the Nasdaq Stock Market (or, if such securities are not traded on the Nasdaq Stock Market, by either
               (i) the average closing price per share as reported by the exchange on which the such securities are principally traded, or
               (ii) if not traded on any exchange, the average mean between the bid and offered prices for such securities as quoted in the over-the-counter market) on the five consecutive trading days following the first trading day on which such securities are so traded following the effective time of the Divesting Spin Off (or, if such securities are not quoted in the over the counter market, based on their fair value as determined in good faith by Keryx's Board of Directors). The record date for the Spin Off shall be deemed to be immediately after the effective date for distribution of the Common Merger Consideration payable pursuant to this Section 3.1(l)(ii).

                    (m) Notwithstanding any other provision contained in this
               Agreement, in no event shall Keryx deliver in excess of 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) as Merger Consideration pursuant to this Agreement, except as may be required pursuant to the anti-dilution provisions of Section 3.3.

     1.7 Section 3.3 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          3.3  Anti-Dilution Provisions

               In the event Keryx changes the number of shares of Keryx Common Stock issued and outstanding prior to the achievement of any Triggering Event as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the number of shares of Keryx Common Stock remaining to be distributed as Common Merger Consideration shall be proportionately adjusted.

     1.8 Section 3.6 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          3.6  Treatment of Stock Options.

               Prior to the Effective Time, ACCESS shall take all actions necessary so that each option or other Equity Right to purchase shares of ACCESS Stock pursuant to stock options, stock appreciation rights, or otherwise, but excluding the ACCESS Warrants, Series A Preferred Stock and Series B Preferred Stock (the "ACCESS Options") then outstanding shall become fully vested and exercisable (whether or not currently exercisable) and, 20 calendar days following the date notice of the Merger is mailed to the former ACCESS stockholders, each such ACCESS Option not theretofore exercised shall be cancelled in accordance with the terms of the ACCESS Stock Plan (or other instrument or agreement governing the Equity Right) and applicable Law, and shall not be assumed by the Surviving Corporation and no consideration shall be delivered in exchange therefor. At the close of business 20 calendar days following the date notice of the Merger is mailed to the former ACCESS stockholders, each of the ACCESS Options shall no longer represent the right to purchase shares of ACCESS Stock and shall be null and void.

     1.9 Section 4.1(a) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          4.1  Exchange Procedures

               (a) Promptly following the Closing, Keryx or Keryx's transfer agent or other exchange agent selected by Keryx (in each case, the "Exchange Agent") shall send, or shall cause ACCESS to send, to each holder of ACCESS Stock immediately prior to the Effective Time a letter of transmittal (the "Letter of Transmittal") which shall be completed and returned by such holders. The Letter of Transmittal shall (i) instruct the holders of ACCESS Stock to tender to Keryx the certificate of certificates which represented shares of ACCESS Stock held by all such holders immediately prior to the Effective Time (the "Certificates"), together with instructions for delivery, by United States registered mail, return receipt requested, of the Preferred Merger Consideration and Common Merger Consideration, (ii) include instructions for holders of Series A Preferred Stock and Series B Preferred Stock to elect within 20 calendar days of the date notice of the Merger is mailed to the former ACCESS stockholders to receive either Preferred Merger Consideration or Common Merger Consideration in exchange for some or all of their shares of Series A Preferred Stock or Series B Preferred Stock, if tendered in accordance with the terms of this Agreement and the Letter of Transmittal, and (iii) solicit such other information, representations, warranties, and covenants as may be reasonably required by Keryx in order to effectuate the transactions contemplated by this Agreement. Upon the later of (i) thirty (30) days following the date notice of the Merger is mailed to the former ACCESS stockholders, or (ii) the date at which any holder (or ACCESS on behalf of any holder) of Participating Series A Preferred Stock or Participating Series B Preferred Stock delivers to the Exchange Agent the Certificates representing Participating Series A Preferred Stock or Participating Series B Preferred Stock together with a completed Letter of Transmittal, the Exchange Agent shall send to such stockholder its share of the Preferred Merger Consideration. The Exchange Agent shall maintain a list of delivery instructions provided by any holder of ACCESS Stock for delivery of either Preferred Merger Consideration or Common Merger Consideration. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the Preferred Merger Consideration or Common Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall be converted as and when due in accordance with Article 3 of this Agreement. In addition, the Exchange Agent shall maintain a list of the holders of ACCESS Warrants that have not been exercised prior to the Effective Time which list shall be used for the purpose of sending the notices to the holders of ACCESS Warrants, as provided in Section 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in
          Section 4.1.

     1.10 Section 4.1(d) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          (d)  [Intentionally omitted.]

     1.11 Section 4.1(e) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

               (e) Keryx shall not be obligated to deliver the Preferred Merger Consideration or the Common Merger Consideration to which any former holder of ACCESS Stock is entitled pursuant to this Agreement until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. In addition, Keryx shall not be obligated to deliver the Merger Consideration to any holder of ACCESS Warrants unless such holder has properly completed and returned the exercise election form in accordance with the terms of the ACCESS Warrants.

     1.12 Section 8.4(d) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

               (d) It shall be a condition precedent to the obligations of Keryx to take any action pursuant to this Section 8.4 with respect to the Registrable Securities of any holder that such holder shall have agreed (i) to cease all disposition efforts under such Registration Statement with respect to Registrable Securities held by such holder immediately upon receipt of notice of the beginning of any Blackout Period until such time as Keryx shall provide written notice to the holders of Registrable Securities of the end of each Blackout Period,
          (ii) to furnish to Keryx such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such holder's Registrable Securities pursuant to any Registration Statement and (iii) to enter into any indemnification and contribution agreement with Keryx in customary form as contemplated by clause (viii) of paragraph (b) above.

     1.13 Section 8.14 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          8.14  Assumption of Certain Obligations.

                It shall be a condition to any transaction involving a change in control of Keryx or any of its successors or assigns, a merger or consolidation in which Keryx or any such successor or assign is not the surviving entity or a sale, transfer, assignment or conveyance of substantially all of Keryx's or any such successor's or assign's assets that the party succeeding to Keryx's or such successor's or assign's principal assets or business activities shall have (i) assumed all of Keryx's remaining obligations under Sections 8.11 and
          (ii) to the extent Merger Consideration may be payable thereafter, to issue in lieu thereof the securities or other property that would have been deliverable to a holder of the shares of Keryx Common Stock issuable as such Merger Consideration, or distribute the cash payable as such Merger Consideration, in accordance with the terms of this Agreement. The Indemnitees, the persons who may become entitled to receive Common Merger Consideration and the holders of Registrable Securities shall be third party beneficiaries of this Agreement.

     1.14 Section 9.1 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          9.1  Conditions to Obligations of Each Party.

               The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

               (a) Stockholder Approval. This Agreement, and the consummation of the transactions contemplated hereby, including the Merger, shall have received the ACCESS Stockholder Approval.

               (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

               (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an ACCESS

          Material Adverse Effect or a Keryx Material Adverse Effect, as applicable. Without limitation of the foregoing, ACCESS shall have received the Consents of the holders of the Series A Warrants, Series B Warrants to the treatment of such warrants as set forth in
          Section 3.2.

               (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (e) Fairness Opinion. The Keryx Special Committee shall have received from the Special Committee Financial Advisor a letter, dated the date of this Agreement, to the effect that, in the opinion of such firm, the consideration to be offered by Keryx in connection with the Merger is, as of the date of this Agreement, fair, from a financial point of view, to Keryx's stockholders who are not Affiliates of ACCESS.

     IN WITNESS WHEREOF, each of the Parties has caused this FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                KERYX BIOPHARMACEUTICALS, INC.


                                By: /s/ Michael S. Weiss
                                   ---------------------------------------------
                                   Michael S. Weiss
                                   Chairman and Chief Executive Officer



                                AXO ACQUISITION CORP.



                                By: /s/ Michael S. Weiss
                                   ---------------------------------------------
                                   Michael S. Weiss
                                   President


                                ACCESS ONCOLOGY, INC.



                                By: /s/ I. Craig Henderson, M.D.
                                   ---------------------------------------------
                                   I. Craig Henderson, M.D.
                                   President and Chief Executive Officer

                                    EXHIBIT A

                                AGREEMENT MERGER
      (Previously Filed on Form 8-K dated January 8, 2004 as Exhibit 2.1)